As filed with the Securities and Exchange Commission on September 4, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement

under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

AMN HEALTHCARE SERVICES, INC.

(Name of Subject Company and Filing Person)

Common Stock, par value $0.01 per share	Options to purchase Common Stock
(Title of Class of Securities)	(Title of Class of Securities)

001744101	None
(CUSIP Number of Class of Securities)	(CUSIP Number of Class of Securities)

Donald R. Myll

Chief Financial Officer and

Chief Accounting Officer

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-1613

with a copy to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

(Name, Address and Telephone Number of Person Authorized to Receive Notices

and Communications on Behalf of the Bidder)

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee
$180,000,000	$14,562

*	AMN Healthcare Services, Inc. intends to purchase, for cash, shares of its common stock, par value $0.01 per share and/or its options to purchase common stock, with an aggregate purchase price of up to $180.0 million.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	None	Filing Party:	N/A
Form or Registration No.:	N/A	Date Filed:	N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Tender Offer Statement on Schedule TO relates to the offer by AMN Healthcare Services, Inc., a Delaware corporation (the “Company”), to purchase (1) its common stock, par value $0.01 per share (“Shares”) at a price of $18.00 per Share, net to the seller in cash, without interest and (2) certain vested and exercisable options to purchase Shares (each, an “Option”) held by its employees at a price equal to $18.00, less the applicable exercise price of such Option, net to the seller in cash, without interest, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 4, 2003 (the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), in the related Letter of Transmittal (the “Letter of Transmittal”), a copy of which is attached hereto as Exhibit (a)(1)(B) and in the related Election to Tender Options (the “Election to Tender Options”), a copy of which is attached hereto as Exhibit (a)(1)(H). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) of the Securities Exchange Act of 1934.

Item 1.    Summary Term Sheet.

The information set forth under the caption, “Summary Term Sheet,” in the Offer to Purchase is incorporated herein by reference.

Item 2.    Subject Company Information.

(a) The information set forth in Section 10 of the Offer to Purchase is incorporated herein by reference.

(b) The classes of securities to which this Schedule TO relates are (i) the Company’s common stock, par value $0.01 per share, and (ii) options to purchase common stock. The information set forth in the Offer to Purchase under the caption “Introduction” is incorporated herein by reference.

(c) The information set forth in Section 6 of the Offer to Purchase is incorporated herein by reference.

Item 3.    Identity and Background of Filing Person.

(a) The Company, which is the subject company, is the filing person, and the information set forth in Sections 10 and 11 of the Offer to Purchase is incorporated herein by reference.

Item 4.    Terms of the Transaction.

(a)(1) The information set forth in the Offer to Purchase is incorporated herein by reference.

(a)(2) Not applicable.

(b) The information set forth in Section 11 of the Offer to Purchase is incorporated herein by reference.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

(e) The information set forth in Section 12 of the Offer to Purchase is incorporated herein by reference.

Item 6.    Purposes of the Transaction and Plans or Proposals.

(a)-(c) The information set forth in Sections 9, 11 and 13 of the Offer to Purchase is incorporated herein by reference.

Item 7.    Source and Amount of Funds or Other Consideration.

(a),(b),(d) The information set forth in Section 7 of the Offer to Purchase is incorporated herein by reference.

Item 8.    Interest in Securities of the Subject Company.

(a)-(b) The information set forth in Section 11 of the Offer to Purchase is incorporated herein by reference.

Item 9.    Persons/Assets, Retained, Employed, Compensated or Used.

(a) The information set forth in Section 16 of the Offer to Purchase is incorporated herein by reference.

Item 10.    Financial Statements.

(a)(1) The information set forth in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 is incorporated herein by reference.

(a)(2) The information set forth in Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 is incorporated herein by reference.

(a)(3) The information set forth in Section 10 of the Offer to Purchase is incorporated herein by reference.

(a)(4) The information set forth in Section 10 of the Offer to Purchase is incorporated herein by reference.

(b) The information set forth in Section 10 of the Offer to Purchase is incorporated herein by reference.

Item 11.    Additional Information.

(a)(1) The information set forth in Sections 11 and 12 of the Offer to Purchase is incorporated herein by reference.

(a)(2) The information set forth in Section 14 of the Offer to Purchase is incorporated herein by reference.

(a)(3) Not applicable.

(a)(4) The information set forth in Section 9 of the Offer to Purchase is incorporated herein by reference.

(a)(5) Not applicable.

(b) The information set forth in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference.

Item 12.    Exhibits.

Exhibit Number		Description

(a	)(1)(A)	Offer to Purchase, dated September 4, 2003.

(a	)(1)(B)	Letter of Transmittal.

(a	)(1)(C)	Notice of Guaranteed Delivery.

(a	)(1)(D)	Letter from the Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a	)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a	)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a	)(1)(G)	Letter to Securityholders, dated as of September 4, 2003.

(a	)(1)(H)	Election to Tender Options.

(a	)(1)(I)	Press Release, dated as of August 28, 2003 by the Company, is incorporated by reference to the Company’s Statement on Schedule TO dated as of August 28, 2003.

(a	)(1)(J)	Press Release, dated as of September 4, 2003 by the Company.

(b	)	Credit Agreement Commitment Letter, dated as of August 28, 2003, by and among AMN Healthcare, Inc., Bank of America, N.A. and Banc of America Securities LLC.

(d	)(1)	Registration Rights Agreement, dated as of November 16, 2001, among the Company, HWH Capital Partners, L.P., HWH Nightingale Partners, L.P., HWP Nightingale Partners II, L.P., HWP Capital Partners II, L.P., BancAmerica Capital Investors SBIC I, L.P., the Francis Family Trust dated May 24, 1996 and Steven Francis, is incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(d	)(2)	AMN Holdings, Inc. 1999 Performance Stock Option Plan, as amended, is incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(3)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(4)	Amendment, dated as of December 13, 2000, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(5)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(6)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(7)	Amendment, dated as of December 13, 2000, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

Exhibit Number		Description

(d	)(8)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(9)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(10)	Amendment, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(11)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(12)	Amendment, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(13)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(14)	Amendment, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(15)	AMN Holdings, Inc. 1999 Super-Performance Stock Option Plan, as amended, is incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(16)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(17)	Amendment, dated as of December 13, 2000, to the Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(18)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(19)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

Exhibit Number		Description

(d	)(20)	Amendment, dated as of December 13, 2000, to the Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(21)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(22)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(23)	Amendment, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(24)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(25)	Amendment, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(26)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(27)	Amendment, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(28)	AMN Healthcare Services, Inc. 2001 Stock Option Plan, is incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(29)	2001 Stock Option Plan Stock Option Agreement, dated as of July 24, 2001, between the Company and Donald Myll, is incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(30)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(31)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(32)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Donald Myll, is incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

Exhibit Number		Description

(d	)(33)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Michael Gallagher, is incorporated by reference to Exhibit 10.41 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(34)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and William Miller, is incorporated by reference to Exhibit 10.42 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(35)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Andrew Stern, is incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(36)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Andrew Stern.

(d	)(37)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Michael Gallagher.

(d	)(38)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and William Miller.

(d	)(39)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Donald Myll.

(d	)(40)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Susan Nowakowski.

(d	)(41)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Steven Francis.

(d	)(42)	Employment and Non-Competition Agreement, dated as of November 19, 1999, among AMN Holdings, Inc., AMN Acquisition Corp. and Steven Francis, is incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(43)	Executive Severance Agreement, dated as of November 19, 1999, between AMN Healthcare, Inc. and Susan Nowakowski, is incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(44)	Executive Severance Agreement, dated as of May 21, 2001, between AMN Healthcare, Inc. and Donald Myll, is incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(g	)	Not applicable.

(h	)	Not applicable.

Item 13.    Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 4, 2003

AMN HEALTHCARE SERVICES, INC.

By:	/S/ DONALD R. MYLL

Donald R. Myll
Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit Number		Description

(a	)(1)(A)	Offer to Purchase, dated September 4, 2003.

(a	)(1)(B)	Letter of Transmittal.

(a	)(1)(C)	Notice of Guaranteed Delivery.

(a	)(1)(D)	Letter from the Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a	)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a	)(1)(F)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(a	)(1)(G)	Letter to Securityholders, dated as of September 4, 2003.

(a	)(1)(H)	Election to Tender Options.

(a	)(1)(I)	Press Release, dated as of August 28, 2003 by the Company, is incorporated by reference to the Company’s Statement on Schedule TO dated as of August 28, 2003.

(a	)(1)(J)	Press Release, dated as of September 4, 2003 by the Company.

(b	)	Credit Agreement Commitment Letter, dated as of August 28, 2003, by and among AMN Healthcare, Inc., Bank of America, N.A. and Banc of America Securities LLC, and other parties thereto.

(d	)(1)	Registration Rights Agreement, dated as of November 16, 2001, among the Company, HWH Capital Partners, L.P., HWH Nightingale Partners, L.P., HWP Nightingale Partners II, L.P., HWP Capital Partners II, L.P., BancAmerica Capital Investors SBIC I, L.P., the Francis Family Trust dated May 24, 1996 and Steven Francis, is incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(d	)(2)	AMN Holdings, Inc. 1999 Performance Stock Option Plan, as amended, is incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S–1 (File No. 333-65168).

(d	)(3)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(4)	Amendment, dated as of December 13, 2000, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(5)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(6)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

Exhibit Number		Description

(d	)(7)	Amendment, dated as of December 13, 2000, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(8)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(9)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(10)	Amendment, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(11)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(12)	Amendment, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.28 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(13)	1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.31 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(14)	Amendment, dated as of July 24, 2001, to the 1999 Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.32 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(15)	AMN Holdings, Inc. 1999 Super-Performance Stock Option Plan, as amended, is incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(16)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(17)	Amendment, dated as of December 13, 2000, to the Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(18)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

Exhibit Number		Description

(d	)(19)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(20)	Amendment, dated as of December 13, 2000, to the Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(21)	Amendment No. 2, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 19, 1999, as amended December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(22)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(23)	Amendment, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of November 20, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(24)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.29 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(25)	Amendment, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.30 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(26)	1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(27)	Amendment, dated as of July 24, 2001, to the 1999 Super-Performance Stock Option Plan Stock Option Agreement, dated as of December 13, 2000, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.34 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(28)	AMN Healthcare Services, Inc. 2001 Stock Option Plan, is incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(29)	2001 Stock Option Plan Stock Option Agreement, dated as of July 24, 2001, between the Company and Donald Myll, is incorporated by reference to Exhibit 10.35 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(30)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Steven Francis, is incorporated by reference to Exhibit 10.38 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(31)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Susan Nowakowski, is incorporated by reference to Exhibit 10.39 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

Exhibit Number		Description

(d	)(32)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Donald Myll, is incorporated by reference to Exhibit 10.40 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(33)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Michael Gallagher, is incorporated by reference to Exhibit 10.41 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(34)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and William Miller, is incorporated by reference to Exhibit 10.42 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(35)	2001 Stock Option Plan Stock Option Agreement, dated as of January 17, 2002, between the Company and Andrew Stern, is incorporated by reference to Exhibit 10.43 to the Company’s Registration Statement on Form S-1 (File No. 333-86952).

(d	)(36)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Andrew Stern.

(d	)(37)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Michael Gallagher.

(d	)(38)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and William Miller.

(d	)(39)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Donald Myll.

(d	)(40)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Susan Nowakowski.

(d	)(41)	2001 Stock Option Plan Stock Option Agreement, dated as of May 8, 2003, between the Company and Steven Francis.

(d	)(42)	Employment and Non-Competition Agreement, dated as of November 19, 1999, among AMN Holdings, Inc., AMN Acquisition Corp. and Steven Francis, is incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(43)	Executive Severance Agreement, dated as of November 19, 1999, between AMN Healthcare, Inc. and Susan Nowakowski, is incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(d	)(44)	Executive Severance Agreement, dated as of May 21, 2001, between AMN Healthcare, Inc. and Donald Myll, is incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 (File No. 333-65168).

(g	)	Not applicable.

(h	)	Not applicable.